Canine Biologics

We provide highly specialized, evidence-based nutrition to dogs battling cancer.


CANINE BIOLOGICS
We support dogs with cancer, and the people who love them.

Invest

$99.63 minimum investment

Deadline December 9, 2021
in 3 months

Share Price
$0.81

Total Raised
$0

Valuation
$6,123,284

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

SUCCESS TO DATE

- Experienced team, including PhD veterinarians with advanced expertise in nutrition and cancer care
- In 2020, $42 billion was spent on pet food and treats in the U.S. alone
- CEO is the founder of 2 pet food companies
- On the formulary of one veterinary hospital group (40+ locations)
- Have been approved by the Clinical Advisory Board of a 2nd hospital chain
- 1,800+ total veterinarians in network
  - ~148 of whom are oncologists
- Available in 28 states
- North Carolina State University College of Veterinary Medicine (NCSU) actively referring clients to Canine Biologics' Integrated Nutrition System
- 2 additional major veterinary medicine schools currently evaluating our products
- **3 consecutive quarters of positive revenue growth** since entering the market (October 2020-June 2021)
- Our product roadmap includes:
  - Formulated treats
  - Additional recipes
  - Liquid diet system for dogs requiring tube feeding
  - Tumor-specific supplements

INTRODUCTION

Sadly, around **6 million dogs get cancer every year in the U.S. and Canada** [1]. Canine Biologics offers the optimal nutrition they need for their best quality of life. Pet parents and veterinarians finally have an enhanced, integrated solution specifically designed to help their best furry friend battle cancer.

The diagnosis is devastating, but it doesn't have to mean that a dog's best days are over. Canine Biologics was founded because we believe that dogs with cancer can, with the proper support, continue to have the energy and vitality to run, play, and love as they always have as they battle this devastating disease.

introduction


CANINE
BIOLOGICS

VETERINARIAN TESTIMONIALS



Adena Robertson

DVM, Medical Director: 4 Paws Pet Hospital

"As a veterinarian, I see nutrition as a core component to overall animal health. I believe this company provides a valuable step that has been largely ignored."



Esther Chon

DVM, DACVIM (Oncology)

"Canine Biologics offers a great supportive dietary option for our cancer patients. Their customer service is exceptional, making the whole process easy for both the clinician and pet parents. They truly care about their product and for enhancing the lives of veterinary cancer patients."

PROBLEM

An estimated 500,000 dogs per month develop cancer in North America [2]. Current diet options in the market are extremely limited, specifically when it comes to nutrition formulated to support dogs battling cancer. Pet food companies exhibit little product development or marketing in the highly specific, acutely-felt cancer space.

- Nutrition is increasingly recognized as critical to optimal health outcomes.
- Veterinarians have limited viable recommendations.
- Pet parents increasingly want the best nutrition for their dogs.

SOLUTION

integrated-nutrition-system


Highest Quality Ingredients
Top Tier Expertise & Inspired Thinking
Best Evidence
Deliver
A new approach to cancer nutrition for veterinarians, pet parents and the dogs they love!
CANINE BIOLOGICS
Chicken & Brown Rice
Integrated Nutrition System

We believe that enhanced nutrition to support dogs battling cancer was severely lacking before Canine Biologics. We are dedicated exclusively to developing nutrition systems designed to support these dogs in the fight of their lives.

Our team of nutrition and oncology-focused, PhD-degreed veterinarians and scientists have taken an evidence-based approach to develop our **three-part Integrated Nutrition System**, a cross-balanced approach and plan to meet each dog's specific needs.

integrated-nutrition-system


CANINE BIOLOGICS
Chicken & Brown Rice
SUPPLEMENT MIX For Dogs
SALMON OIL
Integrated Nutrition System
1
Chicken & Brown Rice Recipe Food for Dogs
2
SUPPLEMENT MIX For Dogs
3
SALMON OIL

This includes:

- 100% Human-Grade Food
- Specialized Supplements + Vitamins & Minerals
- Wild-Caught Salmon Oil (Omega-3 Fatty Acids)

We developed this approach based on dozens of peer-reviewed research studies and clinical trials; formulating the nutrition required to support the digestive, immune, and other physiologic systems of dogs fighting cancer.

integrated-nutrition-system


FOOD
Five high-protein, low carbohydrate ingredients. Freeze-dried, never any preservatives and all human grade!
Canine Biologics
Nutrition System
supports function of these and other systems:
• Immune
• Digestive
• Integumentary
SUPPLEMENTS
Includes 25 all-natural plant extracts proteins, amino acids, vitamins and minerals.
SALMON OIL
Wild-caught Alaskan salmon provides higher levels of omega-3, DHA and lower levels of omega-6 fatty acids.

The science behind our approach is complex, but the results are **simple**.

- We aim to enhance the absorption of nutrients to maintain weight and muscle mass.
- Improved quality of life for the dog.
- Cancer treatments may be made more effective.

New Products

We're in the process of developing specially formulated dog treats to complement our existing nutrition plan, as well as a liquid diet system for dogs who require tube feeding.

Our significant product roadmap aims to help dogs with cancer in many new ways!

nutrition



BUSINESS MODEL

business-model


MARKETING & SALES
Veterinarians
Pet Parents
Pet Stores
ORDER
Home | Clinic | Store

Order types include:

- Sample Packs (Projected release of September, 2021)
- Starter Kits
- Monthly Subscriptions
- Monthly One-time Purchase

We have had three consecutive quarters of positive revenue growth since entering the market (October 2020-June 2021) and we hope to make that four straight quarters very soon!

"Thank you, Canine Biologics, for creating a nutritious and balanced program for Missy. She sure does love the food"

- Happy pet parent, Erie, Colorado

MARKET

U.S.A & Canada

market


~10,000,000
~500,000
~50%
Dogs living with cancer at any point in time
Dogs diagnosed with cancer every month
Dogs > 10 years develop cancer

U.S. & Canada Represent <20% of Worldwide Pet Dog Population. We have a large market opportunity with on average 500,000 dogs (U.S. and Canada) diagnosed with cancer each month.

According to the American Pet Products Association (APPA), in 2020 $103.6 billion was spent on pets in the U.S., with **$42 billion being spent on pet food and treats** [3].

TEAM

The team at Canine Biologics responsible for developing and reviewing our products holds 17 degrees including 6 Masters, 4 PhDs, 2 DVMs and over 175 years of total experience.



Jeff Sutherland

Founder, President & CEO

Mr. Sutherland is the founder of two pet food companies and has had a broad, international career with extensive experience in marketing, IT and management consulting. He also has significant Industry-specific experience in biotechnology, healthcare and finance.

He notes that, "Dogs and humans enjoy the most amazing cross-species relationship in the history of the planet! We want to honor that when they need our help the most. Given all they do for us and the lack of specific nutrition for dogs in the fight of their lives, we wanted to help them enjoy their highest quality of life."



Afshin Safavi

Chairman & Chief Science Officer

Dr. Afshin Safavi is a founder, consultant, board member, entrepreneur, and investor in biotech, animal health, pharma, IT, and real-estate. He holds a B.S. (Biochemistry) from UCLA, and a Ph.D. (Biochemistry) from Univ. of Kentucky Medical School.



Charles Mueller

Chief Financial Officer

Mr. Mueller is a former CFO for three companies specializing in manufacturing, software and the oil and gas industry, each with sales in excess of $200 million per annum.



Jennifer Brauns

Head of North American Sales

Jennifer Brauns is a successful sales, marketing and media executive with more than 30 years of business experience. She founded Mile High Dog magazine in 2007 and was editor-in-chief and VP of sales and marketing. She has deep knowledge of canine health and nutrition.



Tim Bennett

Director & Acting Chief Marketing Officer

Tim served as General Director - Brand Strategy and Research for General Motors where he guided the global decision-making of GM's most senior leaders in brand portfolio management, including market entry planning, divestitures and capital planning. He is an associate professor of marketing and has guided significant marketing projects in over 20 countries.

Advisors



Dr. Korinn E. Saker

Veterinary Advisor

Dr. Saker is a full professor, Board-Certified Veterinary Nutritionist, PhD and researcher in oxidative stress diets for cancer and obesity.



Scott Hafeman

Veterinary Advisor

Dr. Hafeman is a practicing veterinarian who holds a PhD in Tumor Immunology and is an active practitioner who treats dogs with cancer on a daily basis.

FOOTNOTES

[1] What is Comparative Oncology?
[2] Quick Pet Cancer Facts and Questions
[3] Pet Industry Market Size, Trends & Ownership Statistics

USE OF PROCEEDS

If the offering's maximum amount of $477,540 is raised:

Use	Value	% of Proceeds
Compensation for managers	$125,000	26.2%
New product development	$25,000	5.2%
Crowd funding marketing	$15,000	3.1%
Inventory Purchases	$119,000	24.9%
Selling costs	$21,500	4.5%
Marketing Costs	$140,200	29.4%
Administrative Costs	$8,441	1.8%
Intermediary fees	$23,399	4.9%

TERMS

This is an offering of Common Shares, under registration exemption 4(a)(6), in Canine Life Sciences Inc, doing business as Canine Biologics. This offering must raise at least $10,000 by December 9, 2021 at 10:58am ET. If this offering doesn't reach its *target*, then your money will be refunded. Canine Biologics may issue additional securities to raise up to $477,540, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,149,165 shares
× $0.81 per share

$6,600,824 implied valuation

FINANCIALS

Canine Biologics' official name is Canine Life Sciences Inc, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on September 9, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Sep 9, 2021 — Primary offering of 589,555 shares at $0.81

Sep 9, 2021 — Filed Form C

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